Exhibit 99.1

DayStar Receives NASDAQ Deficiency Notice Relating to Minimum Bid Price

Santa Clara, CA, September 18, 2009 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology announced today that on September 15, 2009 it received a NASDAQ Staff Deficiency Letter from The NASDAQ Stock Market. The NASDAQ Letter states that for the last 30 consecutive business days, the closing bid price per share for the Company's common stock has been below the $1.00 minimum per share requirement for continued inclusion under NASDAQ Marketplace Rule 5550(a)(2).

In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), DayStar will be provided 180 calendar days, or until March 15, 2010, to regain compliance by maintaining a closing bid price per share of $1.00 or higher for a minimum of 10 consecutive business days. If DayStar is unsuccessful in meeting the minimum bid requirement during this initial compliance period, the Company will receive written notification from NASDAQ that its securities are subject to delisting, and at that time the Company may appeal the delisting determination to a Hearing's Panel. Alternatively, the Company may be eligible for an additional grace period of 180 calendar days if the Company meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market. The NASDAQ Letter received on September 15, 2009 has no effect on the listing of the Company's common stock at this time. The Company will seek to regain compliance within this cure period and is considering appropriate business measures to address compliance with the continued listing standards of The NASDAQ Stock Market.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release regarding DayStar’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the company’s efforts to secure agreements with potential strategic partners, build-out its manufacturing line and commercialize its products. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause DayStar’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties are detailed in DayStar’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended March 31, 2009, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. DayStar undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

DayStar Technologies, Inc.

William S. Steckel	Patrick J. Forkin III
Chief Financial Officer	Sr. Vice President – Corporate Development & Strategy
408/582.7100	408/907.4633
investor@daystartech.com	investor@daystartech.com